U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[ ] Form 10KSB [ ] Form 20F [ ] Form 11K [X] Form 10QSB [ ] Form N-SAR

For Period Ended:  June 30, 2002

[ ]  Transition Report on Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-QSB
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not applicable.

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:            Yaak River Resources, Inc.

Former Name if Applicable:

Address of Principal Executive
Office (Street and Number):         2501 East Third Street

City, State and Zip Code:           Casper, Wyoming 82609

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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]  (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)  The subject annual report,  semi-annual  report,  transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or

          portion thereof will be filed on or before the fifteenth

          calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or

          portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule

          12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why the Form 10-KSB,  20-F,

11-K, 10-QSB or N-SAR or the transition  report or portion  thereof could not be filed within the prescribed period.


        In order to properly prepare its financial statements for the three-month period ended June 30, 2002, the Company is in need of additional time to compile the necessary information and documentation.

The Company's anticipates the completion of its financial statements and the filing of its Quarterly Report on Form 10-QSB by August 19, 2002.

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PART IV - OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard to this notification: Robert Neece 303-830-7000

(2)  Have all other period  reports  required  under  section 13 or

       15(d) of the Securities Exchange Act of 1934 or section 30 of the

       Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify

        report(s).

        [X] Yes [ ] No.

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the subject report or portion thereof?  [ ] Yes [X] No

       If so: attach an explanation of the anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Yaak River Resources, Inc.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the undersigned thereunto duly authorized.



Date: August 15, 2002                      By: /s/ Donald J. Smith
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                   		       Donald J. Smith, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)